EXHIBIT 10.24                                                       Page 1 of 11

                    CORPORATE EXECUTIVE EMPLOYMENT AGREEMENT

THIS CORPORATE EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made effective as of November 1, 2003, by and between JAMES P. MCCLURE ("Executive") and ABM INDUSTRIES INCORPORATED ("Company") for itself and on behalf of its subsidiary corporations as applicable herein.

WHEREAS, Company is engaged in the building maintenance and related service businesses, and

WHEREAS, Executive is experienced in the administration, finance, marketing, and/or operation of such services, and

WHEREAS, Company has invested significant time and money to develop proprietary trade secrets and other confidential business information, as well as invaluable goodwill among its customers, sales prospects and employees, and

WHEREAS, Executive wishes to, or has been and desires to remain employed by Company, and to utilize such proprietary trade secrets, other confidential business information and goodwill, and

WHEREAS, Company has disclosed or will disclose to Executive such proprietary trade secrets and other confidential business information which Executive will utilize in the performance of this Agreement;

NOW THEREFORE, Executive and Company agree as follows:

A. EMPLOYMENT: Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.

B. TITLE: Executive's title shall be Executive Vice President and President of ABM Janitorial Services, subject to modification as mutually agreed upon by both Company and Executive.

C. DUTIES & RESPONSIBILITIES: Executive shall be expected to assume and perform such executive or managerial duties and responsibilities as are assigned from time-to-time by the Company's Chief Executive Officer or his or her designee, to whom Executive shall report and be accountable.

D. TERM OF AGREEMENT: Employment hereunder shall be deemed effective as of November 1, 2003, for a term of two years ("Initial Term"), unless sooner terminated pursuant to Paragraph O hereof, or later extended pursuant to Paragraph N hereof ("Extended Term").

E. PRINCIPAL OFFICE: During the Initial Term and any Extended Term, as applicable, of this Agreement, Executive shall be based at a Company office located in San Francisco in the state of California ("State of Employment"), or such other location as shall be mutually agreed upon by Company and Executive.

F. COMPENSATION: Company agrees to compensate Executive, and Executive agrees to accept as compensation in full, for Executive's assumption and performance of duties and responsibilities pursuant to this
         Agreement:

         1. SALARY: A salary paid in equal installments of no less frequently than semi-monthly at the annual rate set forth in Paragraph X.1 hereof.

         2. BONUS: A bonus or other incentive or contingent compensation, if any, pursuant to Paragraph X.2 hereof.

         3. FRINGE BENEFITS: Executive shall receive the then current fringe benefits generally provided by Company to all of its Executives. Such benefits may include but not be limited to the use of a

Corp Exec Officer                      INITIALS: EXECUTIVE /s/JPM COMPANY /s/DMD

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EXHIBIT 10.24                                                       Page 2 of 11

                 Company-leased car or a car allowance, group health benefits, long-term disability benefits, group life insurance, sick leave and vacation. Each of these fringe benefits is subject to the applicable Company policy at all times. Executive expressly agrees that should he or she terminate employment with Company for the purpose of being re-employed by a Company affiliate, he or she shall "carry-over" any previously accrued but unused vacation balance to the books of the affiliate.

                 Company reserves the right to add, increase, reduce or eliminate any fringe benefit at any time, but no such benefit or benefits shall be reduced or eliminated as to Executive unless generally reduced or eliminated as to comparable executives within the Company.

         4. LIMIT: To the extent that any compensation to be paid to Executive under this Agreement would be non-deductible by the Company as a result of the $1 million compensation limit provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), then such compensation shall not be paid out to Executive at that time but shall instead be deferred and paid without interest to Executive (subject to applicable withholding and only to the extent that payment of such deferred amount is fully deductible under Code Section 162(m)) in the first month of the taxable year following the taxable year of deferral. If the subsequent payment of the deferral is itself subject to further deferral pursuant to this Paragraph F.4, then such further deferred amount shall instead be paid in the first month of the next following taxable year.

G. PAYMENT OR REIMBURSEMENT OF BUSINESS EXPENSES: Company shall pay directly or reimburse Executive for reasonable business expenses of Company incurred by Executive in connection with Company business, and approved in writing by the person(s) to whom Executive reports pursuant to Paragraph C hereof, upon presentation to such person(s) by Executive within sixty (60) days after incurring such expense of an itemized request for payment including the date, nature, recipient, purpose and amount of each such expense, accompanied by receipts for all such expenses in accordance with Company policy.

H. BUSINESS CONDUCT: Executive shall comply with all applicable laws pertaining to the performance of this Agreement, and with all lawful and ethical rules, regulations, policies, codes of conduct, procedures and instructions of Company, including but not limited to the following:

         1. GOOD FAITH: Executive shall not act in any way contrary to the best interest of Company. Executive agrees that if he or she is approached by any person to discuss a possible acquisition or other transaction that could result in a change of control of the Company, Executive will immediately advise the Company's General Counsel and Chair of the Nominating, Governance and Succession Committee of the Board of Directors.

         2. BEST EFFORTS: During all full-time employment hereunder, Executive shall devote full working time and attention to Company. Notwithstanding any other agreement to the contrary, Executive shall not at any time be directly or indirectly employed by, own, operate, assist or otherwise be involved, invested or associated in any business that is similar or competitive to any business of Company; except that Executive may own up to five percent (5%) of such publicly-held business(es), provided that Executive: (a) shall give Company notice(s) of any such ownership exceeding two percent (2%), in accordance with Paragraph W hereof, and (b) shall not at any time be directly or indirectly employed by or operate, assist, or otherwise be involved or associated with any such business(es).

         3. VERACITY: Executive shall make no claims or promises to any employee, supplier, contractor, customer or sales prospect of Company that are unauthorized by Company or are in any way untrue.

         4. DRIVER'S LICENSE: Executive shall have a driver's permit issued by Company and shall carry a valid driver's license issued by his or her state of domicile or the State of Employment hereunder

Corp Exec Officer                      INITIALS: EXECUTIVE /s/JPM COMPANY /s/DMD

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EXHIBIT 10.24                                                       Page 3 of 11

                  whenever Executive is driving any motor vehicle in connection with Company business. Executive agrees to immediately notify Company in writing if Executive's driver's license is lost, expired, restricted, suspended or revoked for any reason whatsoever.

         5. CODE OF CONDUCT: Executive agrees to fully comply with and annually execute a certification of compliance with the Company's Code of Business Conduct and Ethics.

I. NO CONFLICT: Executive represents to Company that Executive is not bound by any contract with a previous employer or with any other business that might prevent Executive from entering into this Agreement. Executive further represents that he or she is not bound by any other contracts or covenants that in any way restrict or limit Executive's activities in relation to his or her employment with Company that have not been fully disclosed to Company prior to the signing of this Agreement.

J. COMPANY PROPERTY: Company shall, from time to time, entrust to the care, custody and control of Executive certain of Company's property, such as motor vehicles, equipment, supplies, passwords and documents. Such documents may include, but shall not be limited to customer lists, financial statements, cost data, price lists, invoices, forms, electronic files and media, mailing lists, contracts, reports, manuals, personnel files or directories, correspondence, business cards, copies or notes made from Company documents and documents compiled or prepared by Executive for Executive's use in connection with Company business. Executive specifically acknowledges that all such items, including passwords and documents, are the property of Company, notwithstanding their preparation, care, custody, control or possession by Executive at any time(s) whatsoever.

K. GOODWILL & PROPRIETARY INFORMATION: In connection with Executive's employment hereunder:

         1. Executive agrees to utilize and further Company's goodwill ("Goodwill") among its customers, sales prospects and employees, and acknowledges that Company may disclose to Executive and Executive may disclose to Company, proprietary trade secrets and other confidential information not in the public domain ("Proprietary Information") including but not limited to specific customer data such as: (a) the identity of Company's customers and sales prospects, (b) the nature, extent, frequency, methodology, cost, price and profit associated with its services and products purchased from Company, (c) any particular needs or preferences regarding its service or supply requirements, (d) the names, office hours, telephone numbers and street addresses of its purchasing agents or other buyers, (e) its billing procedures, (f) its credit limits and payment practices, and (g) its organization structure.

         2. Executive agrees that such Proprietary Information and Goodwill have unique value to Company, are not generally known or readily available to Company's competitors, and could only be developed by others after investing significant time and money. Company would not make such Proprietary Information and Goodwill available to Executive unless Company is assured that all such Proprietary Information and Goodwill will be held in trust and confidence by Executive. Executive hereby acknowledges that to use this Proprietary Information and Goodwill except for the benefit of Company would be a breach of such trust and confidence and in violation of Executive's common law Duty of Loyalty to the Company.

L. RESTRICTIVE COVENANTS: In recognition of Paragraph K, above, Executive hereby agrees that during the Initial Term and the Extended Term, if any, of this Agreement, and thereafter as specifically agreed herein:

         1. Except in the proper performance of this Agreement, Executive shall at no time directly or indirectly solicit or otherwise encourage or arrange for any employee to terminate employment with Company while employed by the Company and for a period of one (1) year following Executive's termination of employment.

Corp Exec Officer                      INITIALS: EXECUTIVE /s/JPM COMPANY /s/DMD

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EXHIBIT 10.24                                                       Page 4 of 11

         2. Except in the proper performance of this Agreement, Executive shall not directly or indirectly disclose or deliver to any other person or business, any Proprietary Information obtained directly or indirectly by Executive from, or for, Company.

         3. Executive agrees that at all times after the termination of this Agreement, Executive shall not seek, solicit, divert, take away, obtain or accept the patronage of any customer or sales prospect of Company through the direct or indirect use of any Proprietary Information of Company, or by any other unfair or unlawful business practice.

         4. Executive agrees that for a reasonable time after the termination of this Agreement, which Executive and Company hereby agree to be one (1) year, Executive shall not directly or indirectly, for Executive or for any other person or business, seek, solicit, divert, take away, obtain or accept any customer account or sales prospect with which Executive had direct business involvement on behalf of Company within the one (1) year period prior to termination of this Agreement.

         5. Nothing in this Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason in the State of Employment, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices.

M. MODIFICATION OF EMPLOYMENT: At any time during the then current Initial or Extended Term, as applicable, of this Agreement, a majority of the Board of Directors of Company shall have the absolute right, with or without cause and without terminating this Agreement or Executive's employment hereunder, to modify the nature of Executive's employment for the remainder of the then current Initial or Extended Term, as applicable, of this Agreement, from that of a full-time employee to that of a part-time employee ("Modification Period"). The Modification Period shall commence immediately upon Company giving Executive written notice of such change.

         1. Upon commencement of the Modification Period: (a) Executive shall immediately resign as a full-time employee of Company and as an officer and/or director of Company and of any Company subsidiaries, as applicable, (b) Executive shall promptly return all Company property in Executive's possession to Company, including but not limited to any motor vehicles, equipment, supplies and documents set forth in Paragraph J hereof, and (c) Company shall pay Executive when due all previously earned and vested but as yet unpaid, salary, prorated Target Bonus as determined pursuant to Paragraph X.2. or other contingent compensation, reimbursement of business expenses and fringe benefits.

         2. During the Modification Period: (a) Company shall continue to pay Executive's monthly salary pursuant to Paragraph F.1 hereof, and to the extent available under the Company's group insurance policies, continue to provide Executive with the same group health and life insurance (subject to Executive continuing to pay the employee portion of any such premium) to which Executive would be entitled as a full-time employee, with the understanding and agreement that such monthly salary and group insurance, if available, shall constitute the full extent of Company's obligation to compensate Executive, (b) Executive shall not be eligible or entitled to receive or participate in any bonus or fringe benefits other than the aforementioned group insurance, if available, (c) in the alternative, Executive may exercise rights under COBRA to obtain medical insurance coverage as may be available to Executive, (d) Executive shall be deemed a part-time employee and not a full-time employee of Company, (e) Executive shall provide Company with such occasional executive or managerial services as reasonably requested by the person(s) to whom Executive reports pursuant to Paragraph C hereof, except that failure to render such services by reason of any physical or mental illness or disability other than Total Disability or death as set forth in Paragraph O.2 hereof, or unavailability because of absence from the State of Employment hereunder, shall not affect Executive's right to receive such salary and
                  (f) Company shall pay directly or reimburse Executive in accordance with the provisions of Paragraph G hereof for

Corp Exec Officer                      INITIALS: EXECUTIVE /s/JPM COMPANY /s/DMD

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EXHIBIT 10.24                                                       Page 5 of 11

                  reasonable business expenses of Company incurred by Executive in connection with such services requested by the person(s) to whom Executive reports pursuant to Paragraph C hereof.

         3.       The Modification Period shall continue until the earlier of:
                  (a) Total Disability or death as set forth in Paragraph O.2 hereof, (b) termination of this Agreement by Company for "just cause" as hereinafter defined, (c) Executive accepting employment or receiving any other compensation from operating, assisting or otherwise being involved, invested or associated with any business that is similar to or competitive with any business in which Company is engaged on the commencement date of the Modification Period, or (d) expiration of the then current Term of this Agreement.

N.       EXTENSION OF EMPLOYMENT:

         1. Absent at least ninety (90) days written Notice of Termination of Employment or Notice of Non-Renewal from Company to Executive prior to expiration of the then current Initial or Extended Term, as applicable, of this Agreement, employment hereunder shall continue for an Extended Term (or another Extended Term, as applicable) of one year, by which Executive and Company intend that all terms and conditions of this Agreement shall remain in full force and effect for another twelve (12) months, except that the base salary specified in Paragraph X.1.a may be increased as set forth in Paragraph X.1.b during the Extended Term.

         2. In the event that Notice of Non-Renewal is given ninety (90) days prior to the expiration of the then Initial or Extended Term, as applicable, of this Agreement, employment shall continue on an "at will" basis following the expiration of such Initial or Extended Term. In such event, Company shall have the right to change the terms and conditions of Executive's employment, including but not limited to Executive's position and/or compensation.

O.       TERMINATION OF EMPLOYMENT:

         1.       a.       Termination Upon Expiration Of Term. Subject to at
                           least ninety (90) days prior written Notice of Termination of Employment, Executive's employment shall terminate, with or without cause, at the expiration of the then current Initial or Extended
                           Term. Company has the option, without terminating this Agreement,of placing Executive on a leave of absence at the full compensation set forth in Paragraph F hereof, for any or all of such notice period.

                  b. Termination For Cause. Except as provided in Paragraph O.1.a, the Company shall have the right to terminate Executive's employment hereunder at any time during the then current Initial or Extended Term, as applicable, of this Agreement, without notice subject only to a good faith determination by a majority of the Board of Directors of Company of "just cause." "Just cause" includes but is not limited to any (i) theft or dishonesty (ii) more than one instance of neglect or failure to perform employment duties, (iii) more than one instance of inability or unwillingness to perform employment duties, (iv) insubordination, (v) abuse of alcohol or other drugs or substances affecting Executive's performance of his or her employment duties, (vi) material and willful breach of this Agreement; (vii) other misconduct, unethical or unlawful activity, or for (vii) a conviction of or plea of "guilty" or "no contest" to a felony under the laws of the United States or any state thereof.

                  c. Voluntary Termination By Executive. At any time during the then current Initial or Extended Term, as applicable, of this Agreement and with or without cause, Executive may terminate employment hereunder by giving Company ninety (90) days prior written notice.

         2. Employment hereunder shall automatically terminate upon the total disability ("Total Disability") or death of Executive. Total Disability shall be deemed to occur on the ninetieth
                  (90th) consecutive

Corp Exec Officer                      INITIALS: EXECUTIVE /s/JPM COMPANY /s/DMD

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EXHIBIT 10.24                                                       Page 6 of 11

                  or non-consecutive calendar day within any twelve (12) month period that Executive is unable to perform the duties set forth in Paragraph C hereof because of any physical or mental illness or disability. Company shall pay when due to Executive or, upon death, Executive's designated beneficiary or estate, as applicable, all prorated salary, prorated Target Bonus as determined pursuant to Paragraph X.2. or other contingent compensation, reimbursement of business expenses and fringe benefits which would have otherwise been payable to Executive under this Agreement, through the end of the month in which Total Disability or death occurs.

         3. Upon termination of employment hereunder, Executive shall immediately resign as an employee of Company and as an officer and/or director of Company and of any Company subsidiaries, as applicable. Executive shall promptly return and release all Company property in Executive's possession to Company, including but not limited to, any motor vehicles, equipment, supplies, passwords and documents set forth in Paragraph J hereof. Company shall pay Executive, when due, all previously earned and vested but as yet unpaid, salary, prorated Target Bonus, as determined pursuant to Paragraph X.2. or other contingent compensation, reimbursement of business expenses and fringe benefits.

P. GOVERNING LAW: This Agreement shall be interpreted and enforced in accordance with the laws of the State of Employment hereunder.

Q.       ARBITRATION CLAUSE:

         1. Except for the interpretation and enforcement of injunctive relief pursuant to Paragraph R hereof (which shall be subject to litigation in any court having proper jurisdiction), any claim or dispute related to or arising from this Agreement (whether based in contract or tort, in law or equity) including, but not limited to, claims or disputes between Executive and Company or its directors, officers, employees and agents regarding Executive's employment or termination of employment hereunder, or any other business of Company, shall be resolved by a neutral arbitrator agreed upon by both parties, through mandatory, final, binding arbitration in accordance with the procedural and discovery rules of the American Arbitration Association.

         2. The cost of such arbitration shall be borne by the Company. Any such arbitration must be requested in writing within one
                  (1) year from the date the party initiating the arbitration knew or should have known about the claim or dispute, or all claims arising from that dispute are forever waived. Any such arbitration (or court proceeding as applicable hereunder) shall be held in the city and/or county of employment hereunder. Judgment upon the award rendered through such arbitration may be entered and enforced in any court having proper jurisdiction.

R.       REMEDIES & DAMAGES:

         1. The parties agree that, in the event of a material breach or threatened material breach of Paragraphs K and/or L hereof, the damage or imminent damage to the value of Company's business shall be impractical and/or impossible to estimate or ascertain, and therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that Company shall be entitled to the immediate issuance of a restraining order or an injunction against Executive in the event of such breach or threatened breach, in addition to any other relief available to Company pursuant to this Agreement or under law.

         2. Executive agrees that damages resulting from any such breach which involves any customer of Company shall be the actual damages according to proof, as determined by an arbitrator pursuant to Paragraph Q, above.

         3. To the full extent permitted under the laws of the State of Employment hereunder, Executive authorizes Company to withhold from any severance payments otherwise due to Executive and

Corp Exec Officer                      INITIALS: EXECUTIVE /s/JPM COMPANY /s/DMD

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EXHIBIT 10.24                                                       Page 7 of 11

                  from any other funds (other than wages) held for Executive's benefit by Company, any damages or losses sustained by Company as a result of any material breach or other material violation of this Agreement by Executive, pending arbitration between the parties as provided for herein.

S. NO WAIVER: Failure by either party to enforce any term or condition of this Agreement at any time shall not preclude that party from enforcing that provision, or any other provision of this Agreement, at any later time.

T. SEVERABILITY: The provisions of this Agreement are severable. If any arbitrator (or court as applicable hereunder) rules that any portion of this Agreement is invalid or unenforceable, the arbitrator's or court's ruling shall not affect the validity and enforceability of other provisions of this Agreement. It is the intent of the parties that if any provision of this Agreement is ruled to be overly broad, the arbitrator or court shall interpret such provision with as much permissible breadth as is allowable under law rather than to consider such provision void.

U. SURVIVAL: All terms and conditions of this Agreement which by reasonable implication are meant to survive the termination of this Agreement, including but not limited to the Restrictive Covenants and Arbitration Clause herein, shall remain in full force and effect after the termination of this Agreement.

V. REPRESENTATIONS: Executive represents and agrees that he or she has carefully read and fully understands all of the provisions of this Agreement, that he or she is voluntarily entering into this Agreement and has been given an opportunity to review all aspects of this Agreement with an attorney, if he or she chooses to do so.

W.      NOTICES:

         1. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and delivered in person, or sent prepaid by certified mail, bonded messenger or overnight express, to the party named at the address set forth below or at such other address as either party may hereafter designate in writing to the other party:

                  EXECUTIVE:        James P. Mcclure
                                    c/o ABM Janitorial Services
                                    160 Pacific Ave., Suite 222
                                    San Francisco, CA 94111

                  COMPANY:          ABM INDUSTRIES INCORPORATED
                                    160 Pacific Avenue, Suite 222
                                    San Francisco, CA 94111
                                    Attention: Chief Executive Officer

                  COPY:             ABM INDUSTRIES INCORPORATED
                                    160 Pacific Avenue, Suite 222
                                    San Francisco, CA 94111
                                    Attention: Chief Employment Counsel

         2. Any such Notice shall be assumed to have been received when delivered in person, or forty-eight (48) hours after being sent in the manner specified above.

X.       SPECIAL PROVISIONS:

         1. BASE SALARY:

Corp Exec Officer                      INITIALS: EXECUTIVE /s/JPM COMPANY /s/DMD

EXHIBIT 10.24                                                       Page 8 of 11

                  a. Four Hundred Thirty Nine Three Hundred Dollars ($439,300) per year effective November 1, 2003 through October 31, 2004 at the monthly rate of $36,608.34 payable semi-monthly.

                  b. Effective November 1, 2004 and at the beginning of each Fiscal Year thereafter, Executive shall be eligible, at the sole discretion of the Company, to receive a merit increase based on Executive's job performance.

                  c. At the sole discretion of the Board of Directors of the Company (the "Board"), the Company may grant a salary adjustment at any time for reasons deemed appropriate by the Board, including but not limited to a change in Executive's duties resulting in a material increase in responsibility.

         2. BONUS: Subject to proration in the event of modification or termination of employment hereunder and further subject to the maximum bonus payable under Subparagraph d, below, Executive shall be paid a bonus ("Bonus") based on the profit ("Profit") for each Fiscal Year, or partial Fiscal Year, of employment hereunder during the Initial Term, and during the Extended Term, if any, of this Agreement, as follows:

                  a. A Target Bonus for each Fiscal Year shall be initially calculated by multiplying Executive's bonus percentage of .2374% times the consolidated Profit of the Janitorial Services subsidiaries of the Company ("Janitorial Division"), excluding ABM Lakeside, Inc. until such time as the operations of ABM Lakeside are consolidated into American Building Maintenance Co. of Illinois. The inclusion of ABM Lakeside, Inc. in the determination of Profit shall be subject to the approval of the Executive Officer Compensation and Stock Option Committee of the Board (the "Committee"). Executive's Target Bonus shall be further subject to an Executive Performance Bonus Modifier adjustment of 50% to 150% to determine Executive's Actual Bonus. Such adjustment shall be based on criteria contained in Executive's annual Performance Rating (see copy attached as Exhibit I) as recommended by the person(s) to whom Executive reports and reviewed and approved by the Committee and the Board.

                  b. Profit for purposes of determining such Target Bonus, shall be defined as the consolidated income (in accordance with generally accepted accounting principles) before income taxes of the Janitorial Division, excluding: (i) gains or losses on sales or exchanges of real property or on sales or exchanges of all or substantially all of the stock or assets of a subsidiary corporation or any other business unit of the Janitorial Division (ii) gains or losses on the sales of any discontinued business operations of the Janitorial Division, and (iii) any corporate charges imposed by the parent Company. At any time the Board of Directors of the Company reserves the right to further adjust Profit for purposes of determining a Target Bonus in the event of a Significant Transaction (as defined below) during a Fiscal Year and/or for any unanticipated and material events that are beyond the control of the Company, including but not limited to acts of god, nature, war or terrorism, or changes in the rules for financial reporting set forth by the Financial Accounting Standards Board, the Securities and Exchange Commission, and/or the New York Stock Exchange or for any other reason which the Board determines, in good faith, to be appropriate.

                           For purposes of this Agreement, the term "Significant Transaction" shall mean the Company's acquisition or disposition of a business or assets which the Company is required to report under Item 2 of the SEC Form 8-K.

                  c. The Chief Financial Officer of the Company shall calculate the Profit and Target Bonus for purposes of this Agreement. Company shall pay Executive the Actual Bonus for the Fiscal Year, or prorated Target Bonus in the event of modification or termination of employment

Corp Exec Officer                      INITIALS: EXECUTIVE /s/JPM COMPANY /s/DMD

EXHIBIT 10.24                                                       Page 9 of 11

                           hereunder, following completion of the audit of the Company's financial statements and approval by the Company's Executive Officer Compensation and Stock Option Committee and the Company's Board of Directors, but no later than seventy-five (75) days after the end of each Fiscal Year. The Company in its sole discretion may pay any Actual Bonus or prorated Target Bonus earlier. The Actual Bonus for any partial Fiscal Year shall be prorated for the fraction of the Fiscal Year for which such Actual Bonus is payable. Absent bad faith or material error, any calculations of the Chief Financial Officer and any conclusions of the Board, with respect to the amounts of the Profit, Target Bonus or Actual Bonus, shall be final and binding upon Executive and Company.

                  d. Executive's maximum Actual Bonus for each Fiscal Year shall be one hundred percent (100%) of the Base Salary as determined pursuant to this Agreement. In the event of modification or termination of employment hereunder, Executive's prorated Target Bonus shall not exceed such percent of prorated Base Salary.

                  e. Notwithstanding the foregoing, no Bonus for any Fiscal Year of the Company shall be payable unless the Company's EPS for the Fiscal Year then ending is equal to or greater than eighty percent (80%) of the Company's EPS for the previous Fiscal Year of the Company, in each case excluding gains and losses from sales of discontinued operations and any income included in the Company's receipt of insurance proceeds or other compensation or damages due to the Company's loss of property, business or profits as a result of the destruction of the World Trade Center on September 11, 2001.

                  f. Nothing contained in this Agreement shall entitle Executive to receive a bonus or other incentive or contingent compensation from Company based on any sales or profits made by Company after termination of the Initial or Extended Term of this Agreement or of employment hereunder.

                  g. Notwithstanding any other provision hereof, the Board may, prior to the beginning of any Fiscal Year, approve and notify the Executive of a modification to the Bonus percentage determined hereunder (either higher or lower), based on such performance and financial measures and other factors as the Board shall determine in its sole discretion. The Board's decision in this regard shall be deemed final and binding on Executive regardless of the amount of Target or Actual Bonus otherwise calculated pursuant to the foregoing provisions. In addition, the Board reserves the option at any time to grant a discretionary incentive bonus, which shall not be subject to the maximum Bonus provisions described in paragraph X.2.d above.

Y. SCOPE OF CERTAIN PROVISIONS: All references to Company in Paragraphs H, J, K, L, O.3 and R in this Agreement shall include Company, and its subsidiary corporations and other Company affiliates.

Z. ENTIRE AGREEMENT: Unless otherwise specified herein, this Agreement sets forth every contract, understanding and arrangement as to the employment relationship between Executive and Company, and may only be changed by a written amendment signed by both Executive and Company.

         1. The parties intend that this Agreement speak for itself, and that no evidence with respect to its terms and conditions other than this Agreement itself may be introduced in any arbitration or judicial proceeding to interpret or enforce this Agreement.

         2. It is specifically understood and accepted that this Agreement supersedes all oral and written employment agreements between Executive and Company prior to the date hereof, as well as all conflicting provisions of Company's Guidelines for Corporate Approval and its Human Resources Manual, including but not limited to the termination, discipline and discharge provisions contained therein.

Corp Exec Officer                      INITIALS: EXECUTIVE /s/JPM COMPANY /s/DMD

EXHIBIT 10.24                                                      Page 10 of 11

         3. This Agreement may not be amended except in a writing signed by the Executive and Chief Executive Officer and approved by the Company's Board of Directors.

FULL KNOWLEDGE & UNDERSTANDING: Executive and Company hereby acknowledge that they have carefully read and fully understand all terms and conditions of this Agreement, that they have been given an opportunity to review all aspects of this Agreement with an attorney if they so choose, and that they are voluntarily entering into this Agreement with full knowledge of the benefits and burdens, and the risks and rewards, contained herein.

IN WITNESS WHEREOF, Executive and an officer and Director of the Company have executed this Agreement as of the date set forth above:

            EXECUTIVE:     Signature:       /s/ James P. McClure
                                            ------------------------------------

                           Date:            12/8/03

            COMPANY:                        ABM INDUSTRIES INCORPORATED

                           Date:            12/10/03

                           Signature:       Henrik C. Slipsager
                                            ------------------------------------

                           Title:           President & CEO

                           Signature:       /s/ Donna M. Dell
                                            ------------------------------------

                           Title:           Sr. V.P. of Human Resources

Corp Exec Officer                      INITIALS: EXECUTIVE /s/JPM COMPANY /s/DMD

EXHIBIT 10.24                                                      Page 11 of 11

                                                                       EXHIBIT I

NAME OF EXECUTIVE:                      James P. McClure

                   2004 EXECUTIVE PERFORMANCE BONUS MODIFIERS
                          RATINGS AND CALCULATION SHEET
                             ABM EXECUTIVE OFFICERS

                                                              NEEDS            MEETS               EXCEEDS             SUPERIOR
                                       UNSATISFACTORY      IMPROVEMENT      REQUIREMENTS         REQUIREMENTS         PERFORMANCE
CIRCLE ONE RATING IN EACH CATEGORY

I.   STRATEGIC LEADERSHIP                    1         2        3       4         5       6            7       8            9

II.  FINANCIAL LEADERSHIP                    1         2        3       4         5       6            7       8            9

III. PERFORMANCE AGAINST BUDGET              1         2        3       4         5       6            7       8            9

IV.  EMPLOYEE LEADERSHIP                     1         2        3       4         5       6            7       8            9
Employee Relations
Staff Development
Recruitment, Retention, Motivation
Teamwork

V. COMPLIANCE & ADMINISTRATION               1         2        3       4         5       6            7       8            9

TOTAL RATING SCORE:                          [_]

43 - 45 points = 150% of Profit Bonus
40 - 42 points = 140% of Profit Bonus
36 - 39 points = 130% of Profit Bonus
31 - 35 points = 120% of Profit Bonus
28 - 30 points = 110% of Profit Bonus
25 - 27 points = 100% of Profit Bonus
23 - 24 points = 90% of Profit Bonus
21 - 22 points = 80% of Profit Bonus
19 - 20 points = 70% of Profit Bonus
16 - 18 points = 60% of Profit Bonus
>15 points = 50% of Profit Bonus

                                        _______________________________________
                                        Reviewer's Signature

Corp Exec Officer                      INITIALS: EXECUTIVE /s/JPM COMPANY /s/DMD